Exhibit 26

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

December 22, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Adorbs, Inc.

Dear Sirs/Madams:

The undersigned Michael Gillespie & Associates, PLLC previously acted as independent accountants of Adorbs, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 14 included in the amended Form 10 dated December 22, 2020 of Adorbs, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on the amended Form 10.

Very truly,

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC